Exhibit 10.5

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”), dated as of September 1, 2009, by and between The Walt Disney Company, a Delaware corporation (the “Company”), and Jayne Parker (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive has been employed most recently by a subsidiary of the Company as Senior Executive Vice President, Human Resources, Diversity and Inclusion, Walt Disney Parks and Resorts; and

WHEREAS, the Company and Executive wish to enter into this Agreement to provide for her service to the Company;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1. Employment. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive and Executive hereby accepts employment by the Company for the period commencing on September 1, 2009 and ending on August 31, 2012 (or such earlier date as shall be determined pursuant to Paragraph 5). The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period”.

2. Position and Duties. During the Employment Period, Executive shall serve as Executive Vice President and Chief Human Resources Officer of the Company and in such other position or positions with the Company and its subsidiaries, consistent with her position as Executive Vice President and Chief Human Resources Officer of the Company, as the Chief Executive Officer of the Company or the Board of Directors of the Company (the “Board”) shall reasonably assign Executive from time to time. Executive shall report to the Chief Executive Officer of the Company. During the Employment Period, Executive shall devote substantially all her business time to the services required of her hereunder, and shall perform such services in a manner consonant with the duties of her position. Executive shall be subject to the terms and conditions of any applicable policy of the Company (including, without limitation, “The Walt Disney Company and Associated Companies Standards of Business Conduct”

booklet) regarding service (including as a director) on behalf of the Company or any other organization, provided that, subject to the provisions of Paragraph 7(a), nothing herein shall preclude Executive from (i) engaging in charitable activities and community affairs, and (ii) managing her personal investments and affairs, so long as the activities listed in subclauses (i)-(ii) do not materially interfere, individually or in the aggregate, with the proper performance of her duties and responsibilities as the Company’s Executive Vice President and Chief Human Resources Officer.

3. Compensation.

(a) Base Salary. Executive shall receive an annual salary of $550,000 for the first year (i.e., from September 1, 2009 through August 31, 2010) of the Employment Period. For each year thereafter, Executive will receive an annual salary in an amount determined by the Company in its sole discretion, provided, however, that none of such annual salaries shall be less than $550,000.

The amount of annual base salary currently payable under this Paragraph 3(a) shall be reduced, however, to the extent Executive elects in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and interpretations thereunder (“Section 409A”), to defer such salary under the terms of any deferred compensation or savings plan or arrangement maintained or established by the Company or any of its subsidiaries. Executive’s annual base salary payable hereunder, without reduction for any amounts deferred as described above, is referred to herein as the “Base Salary”. The Company shall pay Executive the portion of her Base Salary not deferred at the election of Executive in accordance with its generally applicable policies for senior executives, but not less frequently than in equal monthly installments.

(b) Incentive Compensation. Executive shall be given the opportunity to earn an annual incentive bonus in accordance with the annual bonus plan generally applicable to the Company’s executive officers, as the same may be in effect from time to time (the “Annual Plan”). Executive’s target annual incentive bonus opportunity under the Annual Plan during each full fiscal year during the term hereof shall be 100% of Executive’s Base Salary as expected to be in effect at the end of such fiscal year. The actual amount payable to Executive as an annual bonus under the Annual Plan shall be dependent upon the achievement of performance objectives established in accordance with the Annual Plan by the Board or the committee of the Board responsible for administering such Annual Plan (the “Compensation Committee”), which shall be substantially the same as the objectives established under the Annual Plan for other senior executive officers of the Company. The preceding sentence shall not limit any power or discretion of the Board of Directors of the Company or the Compensation Committee in the administration of the Annual Plan. Accordingly, depending on performance, the actual amount payable as an annual bonus to Executive under the Annual Plan may be less than, greater than or equal to the target bonus specified above. Any bonus payable pursuant to this Paragraph 3(b) shall be paid at the same time as annual bonuses are payable to other executive officers of the Company in accordance with the provisions of the Annual Plan, subject to Executive’s continued employment with the Company through the date on which such bonuses are paid.

(c) Eligibility for Equity Awards. Subject to the terms of this Agreement, Executive shall be entitled to participate in any stock option, performance share, performance unit or other equity based long-term incentive compensation plan, program or arrangement generally made available to senior executive officers of the Company, on substantially the same terms and conditions as generally apply to such other officers, except that the size of the awards made to Executive shall reflect Executive’s position with the Company and the Compensation Committee’s evaluation of Executive’s performance and competitive compensation practices

4. Benefits, Perquisites and Expenses.

(a) Benefits. During the Employment Period, Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained by the Company and made available generally to its senior officers, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (ii) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by the Company for its senior officers, in each case, whether now existing or established hereafter, in accordance with the generally applicable provisions thereof (excluding, however, the Company’s Family Income Assurance Plan).

(b) Perquisites. During the Employment Period, Executive shall be entitled to receive such perquisites as are generally provided to other senior officers of the Company in accordance with the then current policies and practices of the Company.

(c) Business Expenses. The Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive during the Employment Period in the performance of Executive’s duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.

(d) Indemnification. Indemnification. The Company shall provide Executive with an indemnification agreement substantially in the form attached hereto as Exhibit A (“Indemnification Agreement”) which shall be substantially equivalent to the form of indemnification agreement currently provided to its senior officers generally, which shall continue in full force and effect in accordance with its terms.

5. Termination of Employment.

(a) Early Termination of the Employment Period. Notwithstanding Paragraph 1, the Employment Period shall end upon the earliest to occur of (i) Executive’s death, (ii) a Termination due to Disability, (iii) a Termination for Cause, (iv) the Termination Date specified in connection with any exercise by the Company of its Termination Right or (v) a Termination for Good Reason. If the Employment Period terminates as of a date specified under this Paragraph 5, Executive agrees that, upon written request from the Company, she shall resign from any and all positions she holds with the Company and any of its subsidiaries and affiliates, effective immediately following receipt of such request from the Company (or at such later date as the Company may specify).

(b) Benefits Payable Upon Termination.

(i) In the event of Executive’s death during the Employment Period or a Termination due to Disability, Executive or her beneficiaries or legal representatives shall be provided the Unconditional Entitlements, including, but not limited to, any such Unconditional Entitlements that are or become payable under any Company plan, policy, practice or program or any contract or agreement with the Company by reason of Executive’s death or Termination due to Disability.

(ii) In the event of Executive’s Termination for Cause, Executive shall be provided the Unconditional Entitlements.

(iii) In the event of a Termination for Good Reason or the exercise by the Company of its Termination Right, Executive shall be provided the Unconditional Entitlements and the Company shall provide Executive the Conditional Benefits, subject to (A) Executive’s execution of the Release, (B) Executive having not revoked such Release within the seven-day revocation period permitted following delivery of such Release and (C) Executive’s execution of the Consulting Agreement. For Executive to become entitled to the Conditional Benefits, Executive must deliver both the executed

Release and the executed Consulting Agreement to the Company by no later than twenty-two (22) days following the Termination Date.

(c) Unconditional Entitlements. For purposes of this Agreement, the “Unconditional Entitlements” to which Executive may become entitled under Paragraph 5(b) are as follows:

(i) Earned Amounts. The Earned Compensation shall be paid within 30 days following the termination of Executive’s employment hereunder, or if any part thereof constitutes a bonus which is subject to or conditioned upon any performance conditions, within thirty (30) days following the determination that such conditions have been met, provided that in no event shall the bonus be paid later than 90 days following her termination of employment.

(ii) Benefits. All benefits payable to Executive under any employee benefit plans (including, without limitation any pension plans or 401(k) plans) of the Company or any of its affiliates applicable to Executive at the time of termination of Executive’s employment with the Company and all amounts and benefits (other than the Conditional Benefits) which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or subsequent to the date of her termination without regard to the performance by Executive of further services or the resolution of a contingency, shall be paid or provided in accordance with and subject to the terms and provisions of such plans, it being understood that all such benefits shall be determined on the basis of the actual date of termination of Executive’s employment with the Company. Notwithstanding the immediately preceding sentence, Executive shall not be entitled to any benefits under any severance plan or policy of the Company or any of its subsidiaries.

(iii) Indemnities. Any right which Executive may have to claim a defense and/or indemnity for liabilities to or claims asserted by third parties in connection with Executive’s activities as an officer, director or employee of the Company or any of its affiliates pursuant to the terms of the Indemnification Agreement referenced in Paragraph 4(d) shall be unaffected by Executive’s termination of employment and shall remain in effect in accordance with its terms.

(iv) Medical Coverage. Executive shall be entitled to such continuation of health care coverage as is required under, and in accordance with, applicable law or otherwise provided in accordance with the Company’s policies. Executive shall be notified in writing of her rights to continue such coverage after the termination of her employment pursuant to this Paragraph 5(c)(iv), provided that Executive timely complies with the conditions to continue such coverage. Executive understands and acknowledges that Executive is responsible to make all payments required for any such continued health care coverage that Executive may choose to receive.

(v) Business Expenses. Executive shall be entitled to reimbursement, in accordance with the Company’s policies regarding expense reimbursement as in effect from time to time, for all business expenses incurred by her prior to the termination of her employment.

(vi) Stock Options/RSUs. Except to the extent additional rights are provided upon Executive’s qualifying to receive the Conditional Benefits, Executive’s rights with respect to any stock options and/or restricted stock units granted to her by the Company shall be governed by the terms and provisions of the plans (including plan rules) and award agreements pursuant to which such stock options and restricted stock units were awarded, as in effect at the date Executive’s employment terminates.

(d) Conditional Benefits. For purposes of this Agreement, the “Conditional Benefits” to which Executive may become entitled, provided she complies with the terms and conditions hereof (including the applicable agreements attached hereto), are as follows:

(i) Remaining Salary. As noted in paragraph 2 of the Consulting Agreement, the Company shall pay Executive a lump sum amount equal to the Consulting Amount as compensation for her consulting services under the Consulting Agreement. If the Scheduled Expiration Date is later than the end of the Consulting Agreement Period, the Company shall also pay Executive the Severance Amount. The Consulting Amount and the Severance Amount shall be paid on the date that is six months and one day after the Termination Date (or upon Executive’s death, if earlier).

(ii) Stock Options. All of Executive’s Continuing Unvested Options shall become exercisable in accordance with the applicable Original Stock Option Award Documents, on the same basis as such options would have become vested and exercisable if Executive had remained employed under this Agreement through the Scheduled Expiration Date. Once exercisable, all Continuing Unvested Options shall remain exercisable until the Stock Option Termination Date. All of Executive’s Remaining Stock Options that were vested and exercisable at the Termination Date shall remain exercisable until the Stock Option Termination Date. Notwithstanding any other term or provision hereof, any of Executive’s stock options which are not vested at the Termination Date, and which are not Continuing Unvested Options, shall automatically terminate upon the Termination Date. Except as otherwise expressly provided herein, all of the Remaining Stock Options shall continue to be subject to the Original Stock Option Award Documents. Notwithstanding the foregoing, in the event of Executive’s death prior to the Scheduled Expiration Date, all Continuing Unvested Options shall vest on the date of Executive’s death and all Remaining Stock Options shall be exercisable for the period following Executive’s death as determined under such Original Stock Option Award Documents on the same basis as though Executive was employed on the date of her death and regardless of when the Stock Option Termination Date occurs. However, any provisions in the Original Stock Option Award Documents relating to disability or change in control of the Company after the Termination Date shall not be operative with respect to any Remaining Stock Options.

(iii) RSUs. The Remaining Stock Units shall continue to vest in accordance with the terms of the Original RSU Award Documents, regardless of Executive’s termination of employment. Except as otherwise expressly provided herein, all such Remaining Stock Units shall be subject to, and administered in accordance with, the Original RSU Award Documents. Any of Executive’s restricted stock unit awards that have not become vested on or before the Termination Date, and that are outstanding at the Termination Date, but which are not Remaining Stock Units, shall automatically terminate on the Termination Date. Notwithstanding any term or provision of the Original RSU Award Documents:

(A) any provisions in such Original RSU Award Documents relating to disability shall not be applicable to any such Remaining Stock Units after the Termination Date;

(B) for so long as this Agreement shall be in effect (that is, regardless of whether the Termination Right has been exercised or a Termination for Good Reason shall have occurred), any terms in any of the Original RSU Award Documents relating to a change in control of the Company shall not be operative unless the event that constitutes a change in control of the Company also constitutes a “change in control event” with respect to the Company within the meaning of Section 409A;

(C) in the event of Executive’s death after the Termination Date but prior to the Scheduled Expiration Date, the terms and provisions of the Original RSU Award Documents shall be interpreted and applied in the same manner with respect to such Remaining Stock Units as if Executive were an active employee on the date of her death; and

(D) to the extent that, under the Company’s compensation practices and policies, any tranche of Remaining Stock Units is subject to the achievement of performance conditions which were imposed solely because Executive was an executive officer of the Company who could have been a covered employee within the meaning of Section 162(m) at the time payment in respect of such award was expected to be made (the “Applicable 162(m) Criteria”) and such Applicable 162(m) Criteria relate, in whole or in part, to any performance period continuing after the end of the Company’s fiscal year in which the Termination Date occurs, such Applicable 162(m) Criteria shall be waived as of the Termination Date with respect to such tranche of the Remaining Stock Units; provided, however, that this Paragraph 5(d)(iii)(D) shall not be applicable if and to the extent, in the reasonable opinion of tax counsel to the Company, the presence of such provision would cause any stock units intended to be qualified as other performance based compensation within the meaning of Section 162(m) of the Code to fail to be so qualified at any time prior to Executive’s Termination Date.

(iv) Pro-Rated Current Year Bonus. A pro rata annual bonus for the year in which the Termination Date occurs, determined on the basis of an assumed full-year target bonus determined pursuant to Section 3(b) and the number of days in the applicable fiscal year occurring on or before the Termination Date. Such pro-rata current year bonus shall be paid no later than the later of (i) two and a half months after the end of Executive’s tax year in which the Termination Date occurs and (ii) two and a half months after the end of the Company’s tax year in which the Termination Date occurs.

(v) Additional Distribution Rules in Respect of Conditional Benefits. The following additional rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Executive under Paragraph 5(d)(i), (iii) and (iv):

(A) It is intended that each installment of the payments and benefits provided under Paragraphs 5(d)(i), (iii) and (iv) shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(B) Distribution in respect of any tranche of Remaining Stock Units to which Paragraph 5(b)(iii)(D) applies shall be made within 90 days following the later of the date that (i) the service conditions that had originally been specified for such tranche of Remaining Stock Units under the applicable Original RSU Award Documents would otherwise have been satisfied (had Executive continued to be employed) and (ii) the last performance measurement period applicable in respect of such tranche of Remaining Stock Units under the applicable Original RSU Award Documents would otherwise have expired;

(C) Each installment of the payments and benefits due under Paragraph 5(d)(i) and (iii) that would, absent this subsection, be paid within the six-month period following Executive’s “separation from service” (within the meaning of Section 409A of the Code and as provided in Paragraph 5(g) hereof) from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). (Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year of Executive’s in which the separation from service occurs.) Any subsequent installments that would be payable more than six months following Executive’s separation from service shall be paid in accordance with the dates and terms set forth herein.

(e) Definitions. For purposes of this Paragraph 5, the following terms shall have the meanings ascribed to them below:

“Consulting Agreement” means the consulting agreement in the form attached hereto as Exhibit B.

“Consulting Agreement Period” means the period established under the Consulting Agreement during which Executive shall be required to provide consulting services to the Company.

“Consulting Amount” means a lump sum amount equal to the aggregate Base Salary which would have been earned by Executive had her employment under this Agreement continued after the Termination Date and through the earlier to occur of (i) the end of the Consulting Agreement Period or (ii) any earlier date that the Consulting Agreement terminates for any reason whatsoever.

“Continuing Unvested Options” means any of Executive’s stock options that were not vested and exercisable at the Termination Date, but that would have become vested and exercisable on or prior to the Latest Stock Option Vesting Date had Executive continued to be employed by the Company through the Scheduled Expiration Date.

“Earned Compensation” means the sum of (a) any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Paragraph 5(a) (but excluding any salary and interest accrued thereon payment of which has been deferred) and (b) if Executive’s employment terminates due to Executive’s death or in a Termination due to Disability or a Termination for Good Reason or due to the Company’s exercise of its Termination Right, in any case, after the end of a fiscal year, but before the annual incentive compensation payable for services rendered in that fiscal year has been paid, the annual incentive compensation that would have been payable to Executive for such completed fiscal year in accordance with Paragraph 3(b).

“Latest Stock Option Vesting Date” means the date which is three months after the Scheduled Expiration Date.

“Original Stock Option Award Documents” means, with respect to any Remaining Stock Option, the terms and provisions of the award agreement and plan pursuant to which such Remaining Stock Option was granted, each as in effect on the Termination Date.

“Original RSU Award Documents” means, with respect to any tranche of Remaining Stock Units, the terms and provisions of the award agreement related to and the plan governing, such tranche of Remaining Stock Units, each as in effect on the Termination Date.

“Release” means the General Release in the form set forth in Exhibit C attached hereto.

“Remaining Stock Options” means any of Executive’s stock options which are (i) vested at the Termination Date or (ii) Continuing Unvested Options.

“Remaining Stock Units” means any of Executive’s restricted stock units outstanding at the Termination Date (whether or not subject to performance conditions) that, subject to the satisfaction of any applicable performance conditions, would have become vested on or prior to the Scheduled Expiration Date had Executive continued to be employed by the Company through the Scheduled Expiration Date.

“Scheduled Expiration Date” means August 31, 2012.

“Severance Amount” means an amount equal to the aggregate Base Salary which would have been earned by Executive under this Agreement (including any scheduled increase therein) for the period commencing on the day after termination of the Consulting Agreement Period and ending on the Scheduled Expiration Date; provided that if the Company terminates the Consulting Agreement due to Executive’s material breach of the terms thereof, the Severance Amount shall be reduced to zero.

“Stock Option Termination Date” means with respect to any Remaining Stock Option the earlier to occur of (i) the date which is three months after the Scheduled Expiration Date and (ii) the expiration of the stated term of such award.

“Termination for Cause” means a termination of Executive’s employment by the Company due to (i) gross negligence, (ii) gross misconduct, (iii) willful nonfeasance or (iv) willful material breach of this Agreement, which termination may be effected (A) immediately upon notice from the Company if the Company shall reasonably and in good faith determine that the conduct or cause specified in such notice is not curable (it being understood that such notice shall describe in reasonable detail the conduct or cause giving rise to such notice and shall state the reason(s) why the Company has determined that such conduct or cause is not curable); or (B) upon twenty business days notice from the Company, if the Company shall reasonably and in good faith determine that the conduct or cause specified in such notice is curable (it being understood that such notice shall describe in reasonable detail the conduct or cause giving rise to such notice and shall state the reason(s) why the Company has determined that such conduct or cause is curable and what steps the Company believes should or could be taken to cure such conduct or cause); provided that the Company shall not be entitled to terminate Executive’s employment for Cause, if Executive has, within five business days after the date notice in accordance with subclause (B) has been given personally to Executive or otherwise has been received by Executive, commenced in good faith to cure the conduct or cause specified in such notice and completes such cure within 20 business days following the date such notice was received.

“Termination Date” means the earlier to occur of (i) the date the Company specifies in writing to Executive in connection with the exercise of its Termination Right or (ii) the date Executive specifies in writing to the Company in connection with any notice to effect a Termination for Good Reason.

“Termination due to Disability” means a termination of Executive’s employment by the Company because Executive has been incapable, after reasonable accommodation, of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (i) six consecutive months or (ii) an aggregate of nine months (whether or not consecutive) in any twelve month period. Any question as to the existence, extent or potentiality of Executive’s disability shall be determined by a qualified physician selected by the Company with the consent of Executive, which consent shall not be unreasonably withheld. Executive or her legal representatives or any adult member of her immediate family shall have the right to present to such physician such information and arguments as to Executive’s disability as he, she or they deem appropriate, including the opinion of Executive’s personal physician.

“Termination for Good Reason” means a termination of Executive’s employment by Executive within 30 days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events: (i) a reduction in any of Executive’s compensation rights hereunder (that is, Base Salary and target bonus opportunity specified in Paragraph 3(b)), it being understood that the failure of Executive to receive an actual bonus for any fiscal year equal to or greater than the target bonus opportunity for such year is not a reduction in such compensation rights, but a failure to pay Base Salary in accordance with the terms hereof would be a reduction in such compensation rights; (ii) the removal of her by the Company from the position of Executive Vice

President and Chief Human Resources Officer; (iii) a material reduction in Executive’s duties and responsibilities as in effect immediately prior to such reduction; (v) the assignment to Executive of duties that are materially inconsistent with her position or duties or that materially impair Executive’s ability to function as Executive Vice President and Chief Human Resources Officer or any other position in which she is then serving; (vi) the relocation of Executive’s principal office to a location that is more than 50 miles outside of the greater Los Angeles area; or (vii) a material breach of any material provision of this Agreement by the Company. In addition, following the occurrence of a Change in Control (as defined in the Amended and Restated 2005 Stock Incentive Plan (the “2005 Stock Plan”) and the Amended and Restated 1995 Stock Incentive Plan (the “1995 Stock Plan”)), any occurrence that would constitute a Triggering Event for purposes of Section 11 of the 2005 Stock Plan and the 1995 Stock Plan (the “Plans”), as such Plans may be amended from time to time, shall also constitute an event upon which Executive may effect a Termination for Good Reason in accordance with this Agreement. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (A) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason, or (B) unless Executive shall have delivered a written notice to the Chief Executive Officer or Board within three months of her having actual knowledge of the occurrence of one of such events stating that she intends to terminate her employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.

“Termination Right” means the right of the Company, in its sole, absolute and unfettered discretion, to terminate Executive’s employment under this Agreement for any reason or no reason whatsoever. For the avoidance of doubt, any Termination for Cause effected by the Company shall not constitute the exercise of the its Termination Right.

(f) Conflict With Plans. As permitted under the terms of the applicable Plans, the Company and Executive agree that the definitions of Termination for Cause or Termination for Good Reason set forth in this Paragraph 5 shall apply in place of any similar definition or comparable concept applicable under either of the Plans (or any similar definition in any successor plan), except that, in connection with a “Triggering Event” as defined in the Plans, as such Plans may be amended from time to time, the terms of the applicable plan (and not the definitions of Termination for Cause or Termination for Good Reason set forth in this Paragraph 5) shall apply to determine Executive’s rights and entitlements in respect of the awards made under any such plan (and only in respect of such awards).

(g) Section 409A. To the extent applicable, it is intended that this Agreement comply with the requirements of Section 409A, and this Agreement shall be interpreted in a manner consistent with this intent. Notwithstanding anything else contained herein to the contrary, any payment required to be made to Executive hereunder upon her termination of employment (including any payment to this Paragraph 5) shall be made promptly after the six month anniversary of Executive’s date of termination to the extent necessary to avoid imposition on Executive of any tax penalty imposed under Section 409A of the Code. Solely for purposes of determining the time and form of payments due Executive under this Agreement (including any payments due under Paragraph 3(a)) or otherwise in connection with her termination of employment with the Company, Executive shall not be deemed to have incurred a termination of employment unless and until she shall incur a “separation from service” within the meaning of Section 409A of the Code. The parties agree, as permitted in accordance with the final regulations thereunder, a “separation from service” shall occur when Executive and the Company reasonably anticipate that Executive’s level of bona fide services for the Company (whether as an employee or an independent contractor) will permanently decrease to no more than 40 percent of the average level of bona fide services performed by Executive for the Company over the immediately preceding 36 months. The determination of whether and when a separation from service has occurred shall be made in accordance with this subparagraph and in a manner consistent with Treasury Regulation Section 1.409A-1(h). To the extent that the Company and Executive determine that any provision of this Agreement could reasonably be expected to result in Executive’s being subject to the payment of interest or additional tax under Section 409A, the Company and Executive agree, to the extent reasonably possible as determined in good faith, to amend this Agreement, retroactively, if necessary, in order to avoid the imposition of any such interest or additional tax under Section 409A. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(h) Amendment of Existing Agreements. The parties acknowledge and agree that to the extent that this Paragraph 5 affects any of the terms and conditions of Executive’s Remaining Stock Options or Remaining Stock Units, this Agreement shall constitute an amendment of the Original Stock Option Award Documents and Original RSU Award Documents as they pertain to Executive.

6. Exclusive Remedy. Executive shall be under no obligation to seek other employment or other engagement of her services. Executive acknowledges and agrees that the payments and rights provided under Paragraph 5 are fair and reasonable, and are Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, for termination of her employment by the Company upon exercise of its Termination Right pursuant to this Agreement or upon a Termination for Good Reason. The failure of Executive to execute and timely deliver the Release and, if applicable, the Consulting Agreement for any reason (i) shall limit her rights in connection with the exercise by the Company of its Termination Right solely to the right to receive the Unconditional Entitlements, (ii) shall not effect a modification of any of her commitments set forth in this Agreement (none of which are contingent upon execution of the Release by her) and (iii) shall not preserve or revive any rights waived by Executive hereunder. Subject to Executive’s execution and delivery of the Release without revocation thereof and execution and delivery of the Consulting Agreement, (i) the Company agrees to enter into the Release and (ii) there shall be no offset available to the Company against any amounts due, paid or payable to her in respect of the Contingent Benefits under Paragraph 5 with respect to any compensation, remuneration or payment attributable to any services that Executive may provide to any third party subsequent to termination of employment hereunder, whether as an employee or otherwise.

7. Non-competition and Confidentiality.

(a) Non-competition. During the Employment Period, Executive shall not engage in any business, or become associated with any entity, whether as a principal, partner, employee, consultant, shareholder or otherwise (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company) that is actively engaged in any business, in any geographic area, which is in competition with a business conducted by the Company or any of its affiliates at the time of the alleged competition.

(b) Confidentiality. Without the prior written consent of the Company, except (i) as reasonably necessary in the course of carrying out her duties hereunder or (ii) to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Executive shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, existing theatrical projects, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, “Confidential Information”) unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the public (other than by reason of Executive’s breach of this Paragraph 7(b)). In addition, Executive acknowledges and agrees that she has executed or will be required to execute, the standard form of agreement, entitled “The Walt Disney Company and Associated Companies Confidentiality Agreement,” a copy of which has been previously provided to Executive.

(c) Company Property. Promptly following Executive’s termination of employment, Executive shall return to the Company all property of the Company, and all copies thereof in Executive’s possession or under her control, except that Executive may retain her personal notes, diaries, Rolodexes, calendars and correspondence of a personal nature.

(d) Non-Solicitation of Employees. During the Employment Period and, subject to the provisions of applicable law, during the two-year period following any termination of Executive’s employment, Executive shall not, except in the course of carrying out her duties hereunder, directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, knowingly employ or offer employment to any person (other than her personal assistants) who is or was employed by the Company or a subsidiary thereof unless such person shall have ceased to be employed by such entity for a period of at least six (6) months.

(e) Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality and the Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to obtain an injunction, restraining order or such other equitable relief restraining Executive from committing any violation of the covenants and obligations contained in this Paragraph 7. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

8. Miscellaneous.

(a) Survival. Paragraphs 5, 6, 7 and 8 shall survive the termination hereof, whether such termination shall be by expiration of the Employment Period in accordance with Paragraph 1 or an early termination of the Employment Period pursuant to Paragraph 5 hereof.

(b) Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of a merger, consolidation or reorganization involving the Company or a sale of all or substantially all of the assets of the Company. The Company further agrees that, in the event of a sale of assets as described in the preceding sentence, it shall use its reasonable best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. This Agreement shall also inure to the benefit of Executive’s heirs, executors, administrators and legal representatives and beneficiaries as provided in Paragraph 8(d).

(c) Assignment. Except as provided under Paragraph 8(b), neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

(d) Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law and the terms of any applicable plan, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of her incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to her beneficiary, estate or other legal representative.

(e) Entire Agreement. This Agreement shall constitute the entire agreement between the parties hereto with respect to the matters referred to herein; provided that this Agreement shall not alter, amend, or supercede (i) except as specifically provided in Paragraph 5, any agreement that evidences the terms of any equity grant made prior to the date hereof or (ii) the Indemnification Agreement referenced in Paragraph 4(d). There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. Notwithstanding the foregoing, nothing in this Agreement shall be construed to limit, modify or supersede The Walt Disney Company and Associated Companies Confidentiality Agreement executed by Executive, which shall survive regardless of the termination of this Agreement.

(f) Representations. Executive represents that her employment hereunder and compliance by her with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which she is a party or by which she may be bound. The Company represents that (i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. (ii) it has the full corporate power and authority to execute and deliver this Agreement and (iii) the execution, delivery and performance of this Agreement has been duly and validly authorized.

(g) Authority of the Board. For the avoidance of doubt, nothing is this Agreement shall preclude the Board from its ability to exercise any power or authority to take such actions as it is required or permitted to take as a matter of law or pursuant to the terms of the Company’s governing documents. Nothing in this Paragraph 8(g) shall be construed to modify, amend, limit or otherwise impair the rights and entitlements of Executive set forth in the other Paragraphs of this Agreement (including, without limitation, the rights and entitlements specified in Paragraph 5).

(h) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any of Paragraph 7(a), (b) or (d) is not enforceable in accordance with its terms, Executive and the Company agree that such subparagraph of such Paragraph 7 shall be reformed to make such Paragraph enforceable in a manner which provides the Company the maximum rights permitted at law.

(i) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or her rights hereunder on any occasion or series of occasions.

(j) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt when delivered or sent by telecopy and upon mailing when sent by registered mail, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

The Walt Disney Company
500 South Buena Vista Avenue
Burbank, California 91521
Attention:	Chief Executive Officer
Telecopy No.:	(818) 560-5960
with a copy to:	Senior Executive Vice President, General Counsel and Secretary
Telecopy No.:	(818) 569-5146

If to Executive:

To the address listed as Executive’s principal residence in the Company’s human resources records and to her principal place of employment with the Company.

(k) Amendments. No amendment to this Agreement shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought.

(l) Headings. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

(m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(n) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

(o) Governing Law. This Agreement shall be governed by the laws of the State of California, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

(p) This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimiles shall also be accepted as originals and shall be binding.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set her hand as of the day and year first above written.

THE WALT DISNEY COMPANY

Dated: October 30, 2009	By:	/s/ Alan Braverman

JAYNE PARKER

Dated: September 30, 2009	/s/ Jayne Parker

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